The Board of Directors
Mid-Coast Bancorp, Inc.


We consent to the incorporation by reference in this Annual Report
(Form 10-KSB) of Mid-Coast Bancorp, Inc. of our report dated May 2, 1997, included in the 1997 Annual Report to Shareholders of Mid-Coast Bancorp, Inc. We also consent to the incorporation by reference in the Registration Statement Form S-8 (No. 33-69194) pertaining to the 1989 Stock Option Plan of Mid-Coast Bancorp, Inc. of our report dated May 2, 1997, with respect to the consolidated financial statements of Mid-Coast Bancorp, Inc. incorporated by reference in this Annual Report (Form-10KSB) for the year ended
March 31, 1997.


Portland, Maine                         /s/ BAKER NEWMAN & NOYES
June 26, 1997                           Limited Liability Company